EX-2.2
                            Asset Purchase Agreement

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                               ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement"), dated as of _________, 2000, is between Huntington Telecommunications Partners, LP, a California limited partnership ("Seller"), Third Enterprise Service Group, Inc., a Florida corporation ("Purchaser") and Competitive Companies, Inc., a Nevada corporation, ("COCO").

                                 R E C I T A L S

A. Purchaser was organized for the purpose of acquiring one or more privately held companies desiring to become a reporting company;

B. On the terms and subject to the conditions of this Agreement, Seller intends to sell and Purchaser intends to purchase all the assets of Seller which are part of the private telephone and cable television systems listed herein;

C. Purchaser and COCO are parties to that certain Agreement and Plan of Merger dated as of __________ 2000 (the "Merger Agreement") whereby simultaneously with, and as a condition concurrent to closing under this Agreement, Purchaser will (i) merge with COCO with Purchaser as the surviving corporation, (ii) reincorporate in Nevada and (iii) change its name to "Competitive Companies, Inc. " (collectively, the "Merger").

                                A G R E E M E N T

In consideration of the Recitals, which are herein incorporated by reference, and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

1.    TRANSFER OF ASSETS.
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1.1         Sale of Assets.  On the terms and subject to the  conditions of this
            Agreement, at the Closing (as defined below) Seller will sell Seller's right, title and interest in and to the "Assets"(as defined below) to Purchaser

1.2 Description of Assets. The "Assets" are the assets of Seller which are used in the operation of, and in connection with certain telephone and cable television systems listed on Schedule 4.7 (individually a "System" and collectively the "Systems") with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in the ordinary course of business and consistent with the terms and conditions of this Agreement, including, without limitation, the following: (i) the agreements listed on Schedule 4.7 (ii) the assets of Seller used to operate the Systems including its telephone switching and voice mail equipment, and cable television equipment (where specified in Schedule 4.7), all cable (including without limitation aerial cable and underground cable), conduit, and all spare parts and other items used in the agreements listed on Schedule 4.7; (iii) business records pertaining


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            to the subscribers of each System ("Customers"); and (v) all leases, easements and licenses to use real property and leases of personal property disclosed and attached as part of Exhibit 3.2(b). The Assets excludes all other items, including without limitation, any goodwill, intellectual property or software.

1.3 Assignment and Assumption. At the Closing, Seller will assign to Purchaser and Purchaser will assume (i) each of the agreements listed on Schedule 4.7, and (ii) liability for personal property taxes as apportioned pursuant to Section 3.5. Purchaser's assumption of all obligations and liabilities described in this Section 1.3 will accrue following Closing (but not before). Except as expressly provided in this Section 1.3, Purchaser assumes no liabilities or debts of Seller of any nature whatsoever.

2.    PURCHASE PRICE.
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2.1         Initial  Purchase Price.  The purchase price payable by Purchaser to
            Seller at Closing (the "Initial Purchase Price") for the Assets is One Million shares of common stock of Purchaser (the "Common Stock").

2.2 Adjustment to Purchase Price. The Initial Purchase Price will be increased, if at all, as provided in this Section. If the average of the closing bid price for the Purchaser's Common Stock for the Adjustment Period (the "Opening Price") is less than $3.00 per share, Purchaser will issue to Seller additional shares of its Common Stock (the "Additional Shares") so that the total number of shares received by the Seller on account of this Agreement, including Common Stock delivered on account of the Initial Purchase Price, when valued at the Opening Price shall have an aggregate nominal value of $3,000,000. If the Opening Price is $3.00 or over per share, no additional shares shall be issued. For purposes of determining the Opening Price, purchases of Common Stock by the Purchaser or its Affiliates or persons controlled by the Purchaser or its Affiliates shall be disregarded. The Initial Purchase Price, as adjusted, if at all, in accordance with this Section, shall be
            referred  to  as  the   "Purchase   Price"  and  the  Common   Stock
            representing the Purchase Price shall be referred to as the "Shares." The term (i) "Affiliate" refers to the term "affiliate" as
            defined  in  the  rules  and  regulations   promulgated   under  the
            Securities Act of 1933, as amended (the  "Securities  Act") and (ii)
            "Adjustment   Period"   refers  to  the  five  business  day  period
            immediately following the Closing; provided however, that if trades have not been executed on at least three of those five days, the Adjustment Period shall be extended until the Common Stock shall have been traded on at least three days, and the average closing bid price for those three trading days shall be the Opening Price. Except as contemplated by this Agreement or the Merger Agreement, the Company shall not authorize or implement any recapitalization, including, without limitation, any stock split or reverse stock split, or take any other action that would impair the rights of Seller under this Section. Except as set forth in this Agreement, no representation or warranty is made that a market for the Common Stock will exist either upon Closing or thereafter, and Seller assumes the risk that no such market for the Common Stock is guaranteed.
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3.    CLOSING.
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3.1         Closing.  The  closing  of the  transactions  contemplated  by  this
            Agreement (the "Closing") will take place at 10:00 a.m., Los Angeles time on ___________, 2000. The closing will take place at the offices of Seller or at such other place as mutually agreed to by the parties to this Agreement.

3.2 Deliveries by Seller. At Closing, Seller will execute (if applicable) and deliver: (i) a Bill of Sale in the form attached hereto as Exhibit 3.2(a); (ii) assignment of the agreements listed on Schedule 4.7 and attached as Exhibit 3.2(b); (iii) releases of financing statements and other recorded encumbrances terminating any liens and encumbrances against, and security interests in, any of the Assets; (iv) a certificate signed by Seller, certifying that the closing conditions to be satisfied by Seller have been met as of Closing, Seller's representations are true and correct in all material respects and that Seller has materially performed its covenants; and (v) such other documents and instruments including 1999 [audited] financial statements as Purchaser may reasonably require to effectuate or evidence the transactions contemplated by this Agreement.

3.3 Deliveries by Purchaser and COCO. At Closing, Purchaser will execute (if applicable) and deliver: (i) share certificates evidencing the Common Stock issued as the Initial Purchase Price; (ii) a certificate signed by Purchaser, certifying that the closing conditions to be satisfied by Purchaser have been met as of Closing, Purchaser's representations are true and correct in all material respects and that Purchaser has materially performed its covenants; and (iii) such other documents and instruments as Seller may reasonably require to effectuate or evidence the transactions contemplated by this Agreement. At Closing, COCO will execute and deliver (i) a certificate signed by COCO, certifying that the closing conditions to be satisfied by COCO have been met as of Closing, COCO's representations are true and correct in all material respects and that COCO has materially performed its covenants; and
            (ii) such other documents and instruments as Seller may reasonably require to effectuate or evidence the transactions contemplated by this Agreement

3.4   Possession. Purchaser will take possession of the Assets as of the Closing
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            Date.

3.5 Taxes. All property taxes attributable to any of the Assets will be apportioned as of Closing. Purchaser shall be solely responsible for payment of any sales, use or other taxes or charges or fees due on or with respect to the sale or transfer of the Assets to the Purchaser, excepting only income taxes, if any, due and owing by Seller.
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4.   REPRESENTATIONS  AND  WARRANTIES  OF  SELLER.  Except  as set  forth in the
     Sellers Disclosure Schedule, attached hereto, Seller, as of the date of this Agreement and as of the Closing Date, represents and warrants to Purchaser as follows:

4.1 Organization, Good Standing, Power, etc. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the state of California. Seller has all requisite partnership power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement.

4.2 Authorizations and Enforceability. This Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes the valid and binding obligation of Seller, fully enforceable in accordance with its terms. In connection therewith, the Partnership Agreement of Seller, true and correct with all amendments as certified in writing by the General Partner of the Seller has been delivered to Purchaser. Under the Partnership Agreement or any other applicable law or agreement, no consent of any limited partner or of any party not a partner in the partnership is required for the sale of the Assets hereunder.

4.3 Restrictions; Burdensome Agreements. Seller is not a party to any material contract, commitment or agreement, and neither Seller nor the Assets are subject to or bound or affected by any charter, bylaw, partnership agreement or other partnership restriction, or any material order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent Seller from entering into this Agreement or from consummating the transactions contemplated by this Agreement.

4.4 Consent and Approvals. As of Closing, Seller will have obtained all material consents or approvals of and waivers or revisions by, and will have delivered all material notices to, any third party that are necessary in connection with the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.5   Title to Property.
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(a)  Tangible  Personal  Property.  Seller owns or has  licenses or other rights adequate to use all property necessary for the operation of the Assets.

(b)   Title. Seller has good and marketable title to the Assets. Any Asset which
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                  requires the consent of a third party for assignment to
                  Purchaser is described as such on Schedule 4.5. All required consents have
                                          ------------
                  been obtained and are also attached as part of said schedule. Every other Asset is fully assignable to Purchaser without the consent of any other person, except where the failure to obtain the consent would not have a material adverse effect on the Assets or Seller's ability to consummate the transactions contemplated by this Agreement.

(c) All Assets sold under this Agreement will be free and clear of all liens, claims and encumbrances except as set forth in Schedule *** to this Agreement.

4.6 Condition of Assets. The Assets were acquired and have been maintained in the ordinary course of its business and to Sellers knowledge have been properly maintained in good working condition, ordinary wear and tear excepted.[COCO has maintained the equipment]

4.7 Lease and Access Agreements. Stated on Schedule 4.7 is a complete and accurate list of all of the Lease and Access Agreements presently owned by Seller which constitute part of the Assets. A complete copy of each such Lease and Access Agreement (including amendments thereto) has been provided to Purchaser as Exhibit 3.2(b). Each of the Lease and Access Agreements is valid and binding, and is in full force and effect. Neither Seller, nor to the actual knowledge of Seller, any owner of a property served by a Lease and Access Agreement (a "Property Owner"), is in default under any Lease or Access Agreement, except where such default would not have a material adverse effect on the Assets or Seller's ability to consummate the transactions contemplated by this Agreement.

4.8 The Seller represents, warrants and covenants to COCO and Purchaser as follows, realizing that it intends to rely on these representations, which shall survive the issuance to Seller of the Shares pursuant to this Agreement:

(a) Seller acknowledges that it has been given full and fair access to all material information, including but not limited to all underlying documents in connection with this transaction as well as such other information as he or its Purchaser Representative, if retained, deems necessary or appropriate as a prudent and knowledgeable entity evaluating the purchase of the Shares. Seller acknowledges that COCO and Purchaser have made available to it the opportunity to obtain additional information to evaluate the merits and risks of its investment. Seller acknowledges that Seller has had the opportunity to ask questions of, and receive satisfactory answers from, the officers of COCO and Purchaser concerning the terms and conditions of the offering and the business of COCO and Purchaser.

(b) Seller can bear the economic risk of losing its entire investment in the Shares.

(c) Seller is acquiring the Shares for its own account, for investment only and not with a view toward the resale, fractionalization, division or distribution thereof and Seller has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution, division or fractionalization thereof.

(d) SELLER UNDERSTANDS THAT THE SHARES ARE SPECULATIVE INVESTMENTS WHICH INVOLVE A HIGH DEGREE OF RISK OR LOSS OF ITS ENTIRE INVESTMENT

(e) Seller, acting alone or with its representatives, has sufficient knowledge and expertise in the risks of investing in similar projects. Seller understands that an investment in COCO and Purchaser is not suitable for any person who does not so understand such risks.

(f) The Seller fully understands all tax aspects and risks associated with this investment or has consulted with its own financial or tax adviser who has advised him thereof and that the Seller has no questions with respect thereto; and that any tax effects which may be expected by COCO and Purchaser, are not susceptible to accurate prediction and depend upon the recognition of certain factual patterns and matters which may be subject to various interpretations, including ones which may substantially eliminate the tax consequences sought by COCO and Purchaser. moreover, new developments in rulings of the Internal Revenue Service, court decisions or legislative changes may have an adverse effect on one or more of the tax consequences sought by COCO and Purchaser. NO TAX OPINION IS BEING FURNISHED TO SELLERS.

(g) All information which Seller has provided to COCO and Purchaser concerning its financial position and knowledge of financial business matters is correct and complete as of the date of this Agreement, and if there should be any material change in such information prior to acceptance of this Subscription Agreement by COCO and Purchaser, Seller will immediately provide COCO and Purchaser with such information.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND COCO. Except as set forth in Purchaser and COCO's Disclosure Schedule, attached hereto, Purchaser and COCO, as of the date of this Agreement and as of the Closing Date (including after giving effect to the Merger), represents and warrants to Seller as follows:

5.1 Organization, Good Standing, Power, etc. Purchaser and COCO are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Purchaser and COCO have all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement.

5.2 Authorizations and Enforceability. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and COCO and constitutes the valid and binding obligations of Purchaser and COCO, fully enforceable in accordance with its terms.

5.3 Restrictions; Burdensome Agreements. Neither Purchaser nor COCO is a party to any material contract, commitment or agreement, nor subject to or bound or affected by any charter, bylaw, or other corporate restriction, or any material order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent either Purchaser or COCO from entering into this Agreement or prevent Purchaser or COCO from consummating the transactions contemplated by this Agreement or the Merger Agreement.

5.4 Consent and Approvals. Purchaser and COCO have obtained all material consents or approvals of, filings or registrations with or material notices to any third party or public body or authority that may be necessary in connection with the execution and delivery by Purchaser and COCO of this Agreement and the consummation of the transactions contemplated by this Agreement and the Merger Agreement.

5.5 Merger. The Merger Agreement has been duly authorized, executed and delivered by the parties thereto, and subject to any requisite shareholder approval, is enforceable against the parties in accordance with its terms.

5.6 No Violation. The execution, delivery and performance of this Agreement and all other agreements entered into in connection with the transactions contemplated hereby by Purchaser and COCO does not and will not violate, conflict with, result in a breach of or constitute a default under (or an event which with due notice or lapse of time, or both, would constitute a material breach of or default under), result in the creation of any lien, security interest or other encumbrance under or accelerate the obligations of Purchaser or COCO under (a) their respective charter documents, (b) any note, agreement, contract, license, instrument, lease or other obligation to which Purchaser or COCO is a party or by which either is bound or to which any property or assets of either are subject, (c) any judgment, order, decree, ruling or injunction applicable to Purchaser or COCO, or (d) any statute, law, regulation or rule of any governmental agency or authority applicable to Purchaser or COCO.

5.7 Initial Purchase Price. The Common Stock issuable to Seller for the Initial Purchase Price will, when issued at Closing, be duly authorized, fully paid and nonassessable, and the Common Stock issuable to Seller as Additional Shares, if and when issued, will be duly authorized, fully paid and nonassessable.

5.8 Capitalization. The authorized and outstanding capitalization of Purchaser and COCO consists of the following[Current?] :

(a)   Purchaser.

(1) Fifty Million (50,000,000) shares of common stock are presently authorized. As of December 15, 1999, Purchaser's had One Million shares of common stock outstanding.

(2) Twenty Million (20,000,000) shares of preferred shares are currently authorized. As of December 15, 1999, Purchase had no preferred stock outstanding.

(b)   COCO.

(1) Forty-Six Million (46,000,000) shares of common stock of COCO are presently authorized. Excluding shares of common stock issued or issuable upon exercise of outstanding options or warrants or which may be converted from COCO's preferred stock after the date of this Agreement, as of December 31, 1999, COCO had 4,852,061 shares of common stock outstanding.

(2) Four Million (4,000,000) shares of preferred stock are authorized, of which Four Million shares are designated Class A Convertible Preferred Stock with maximum conversion to twenty million shares. As of December 15, 1999, Four Million shares of the COCO's Class A Convertible Preferred Stock were outstanding.

(3) Except for (i) the conversion privileges of the Preferred Stock set forth the in the Articles; (ii) the COCO's stock option plan and stock options, of which there are Five Million Two Hundred Ninety
                        Five Thousand outstanding as of December 15, 1999, there were no outstanding convertible securities, options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from COCO of any shares of its capital stock.

(c) Surviving Entity. Immediately after the Closing, and after giving effect to the Merger, the issued and outstanding capital stock of Purchaser or its successor, on a fully diluted basis determined using the treasury stock method, will be as set forth on Schedule 5.8.

5.9 Financial Statements. COCO has previously furnished Seller with true and complete copies of the balance sheets of COCO for fiscal year 1999 and the related consolidated statements of cash flows, changes in shareholder's equity and changes in financial position for the periods then ended, accompanied by the audit report of Kingery Crouse & Hohl P.A., independent certified public accountants for fiscal year 1999. All such financial statements and information, including the related notes where applicable, are in accordance with the books and records of COCO, present fairly the financial position, cash flows, changes in COCO's equity, and changes in financial position of COCO as of the respective dates and for the respective periods indicated, and have been prepared in accordance with generally accepted accounting principles, consistently applied. Purchaser has previously furnished Seller with true and complete copies of the balance sheets of Purchaser for fiscal year 1999 and the related consolidated statements of cash flows, changes in shareholder's equity and changes in financial position for the periods then ended, accompanied by an audit report, if available, of an independent certified public accountant for fiscal year 1999. All such financial statements and information, including the related notes where applicable, are in accordance with the books and records of Purchaser, present fairly the financial position, cash flows, changes in Purchaser's equity, and changes in financial position of Purchaser as of the respective dates and for the respective periods indicated, and have been prepared in accordance with generally accepted accounting principles, consistently applied

5.10  Absence of Litigation; Compliance with Laws, etc.

(a) There is no material action, suit, proceeding, claim or investigation pending or, to the knowledge of Purchaser or COCO, threatened against, or directly or indirectly involving, Purchaser or COCO or any assets, business or operations of Purchaser or COCO or the transactions contemplated hereby or by the Merger Agreement. There is no unsatisfied or outstanding order, stop order, writ, rescission notices, judgment, injunction, decree or administrative decree or mandate affecting Purchaser or COCO or their assets, businesses or operations.

(b) Purchaser and COCO have complied with and are in material compliance with all laws applicable to them or their properties, assets, operations and businesses, and there does not exist any basis for any claim of default under or violation of any such law, judgment, order or decree except for any such noncompliance or such defaults or violations or such bases for any claims of such defaults or violations, if any, that in the aggregate do not
     and will not materially and adversely affect the property, operations or financial condition of Purchaser or COCO. Neither Purchaser nor COCO has received any written opinion or memorandum from any legal counsel to the effect that there is any liability that is material and adverse to Purchaser or COCO. Without limiting the foregoing, Purchaser and COCO are in material compliance with (i) all applicable laws concerning or related to environmental protection, including, without limitation, regulations establishing quality criteria and standards for air, water, land and hazardous materials, (ii) all applicable laws concerning the protection, health and safety of employees or workers, including without limitation the Occupational Safety and Health Act of 1970, as amended, and comparable workplace-safety laws of all other jurisdictions and all rules, regulations and orders thereunder and (iii) all applicable laws affecting labor union activities, civil rights or employment, including without limitation, the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Employment Opportunity Act of 1972, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Equal Pay Act and the National Labor Relations Act, as amended.

5.11 .Government Licenses and Permits. Purchaser and COCO have all authorizations, approvals, orders, licenses, certificates and permits of and from all governmental or regulatory bodies necessary to own or lease its properties and assets and to conduct its business as currently conducted except to the extent the lack of any such authorization, approval, order, license, certificate or permit does not and will not materially and adversely affect the property, operating, or financial condition of Purchaser nor COCO.

5.12  SEC Reports.

(a) None of the information supplied or to be supplied by either Purchaser or COCO for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission ("SEC") by Purchaser in connection with the issuance of the shares of Common Stock in connection with this transaction and the Merger (the "Form S-4") will, from the time the Form S-4 is filed with the SEC through the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

5.13 No Broker's or Finder's Fees. No agent, broker, investment banker, person or firm acting on behalf of Purchaser or COCO is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated herein or in the Merger Agreement.

6.    COVENANTS OF THE PARTIES.
      ------------------------

6.1         Operation  of  Business.  During  the  period  from the date of this
            Agreement and the earlier of the termination of this Agreement or the Closing, Seller covenants to Purchaser that it will operate its business with respect to the Assets in the usual, regular and ordinary manner; and, to the extent consistent with such operation, use its commercially reasonable efforts to preserve its present business relationships, including those with its Customers and the Property Owners. Seller will not enter into any transaction or take any action which would result in any of the representations and warranties of Seller contained in this Agreement not being materially true and correct at and as of (i) the time immediately after such action or transaction was undertaken or entered into with the same force and effect as though made on such date, and (ii) the Closing, with the same force and effect as though made on such date.

6.2 Consents. Although not required by the Lease and Access Agreement, Seller will give all notices and use its commercially reasonable efforts to obtain consents from each Property Owner.

6.3   Access to Properties and Records; Confidentiality.
      -------------------------------------------------

(a) During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Closing, Seller will make available to Purchaser all books, papers and records relating to the Assets. Sell will not be required to provided access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Seller or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information furnished by Seller to Purchaser with respect to any Asset pursuant to, or in the negotiation in connection with, this Agreement will be treated as the sole property of Seller. Purchaser will keep confidential all such information and will not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential will continue indefinitely.

6.4 Confidentiality of Terms of Agreement. After the execution of this Agreement, Purchaser, COCO and Seller will maintain the confidentiality of the terms of this Agreement. No such party will, except on a need-to-know basis, disclose the terms of the transactions contemplated by this Agreement to any person or entity. The foregoing does not preclude such parties from informing any other person or entity of the fact that the Systems, the Lease and Access Agreements and other Assets relating to the Systems will be or has been transferred to Purchaser, so long as such communication does not disclose any further details regarding the transaction. Any press release to be disclosed to the public regarding any other the terms of this Agreement shall be reviewed by and agreed upon by both parties in writing prior to release. Notwithstanding the foregoing, all such information required to be disclosed pursuant to any applicable law, including all applicable federal securities laws, shall be disclosed.

6.5 Accounts Receivable Matters. Seller will retain all payments on Customer's accounts received by Seller through . Commencing thereafter, all payments received by Seller will be endorsed and immediately forwarded to COCO, and accounts receivables will be transferred to COCO and all billing for services to be provided to Customers shall be made by COCO in the name of COCO or one of its subsidiaries. COCO shall be responsible for notifying Customers of the new billing information and remittance address(es).

6.6 Preparation of Form S-4. Purchaser shall promptly prepare and file with the SEC a Form S-4 registering the issuance by Purchaser of the Initial Purchase Price and the Additional Shares, if any, to Seller. Purchaser shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Purchaser shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Common in this transaction and the Merger.

6.7 Quotation of Common Stock. Purchaser shall use all reasonable efforts to cause the Common Stock of Purchaser to be issued pursuant to this Agreement and the Merger Agreement to be approved for quotation on the over the counter market, subject to official notice of issuance, after execution of this Agreement.

6.8 1934 Act Registration Statement. A registration statement registering the Common Stock under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") on Form 8-A shall have been filed with the SEC with a request that the registration statement be declared effective simultaneously with the S-4.

6.9 SEC Filings. Purchaser covenants and agrees to comply in all material respects with the reporting obligations imposed by the federal securities laws on issuers with a class of securities registered pursuant to the Securities Act and Exchange Act.

7.    CLOSING CONDITIONS.
      ------------------

      7.1  Conditions to the  Obligations  of Seller under this  Agreement.  The obligations of Seller under this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Seller:

(a) Each of the obligations and covenants of Purchaser and COCO required to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement are duly performed and complied with in all material respects.

(b) The representations and warranties of Purchaser and COCO contained in this Agreement are true and correct in all material respects as of the date of this Agreement, and will be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date.

(c) The SEC shall have declared effective the registration statement on Form S-4 registering the Common Stock to be received by Seller pursuant to this Agreement and the registration statement on Form 8-A, no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened by the SEC; all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto; and Purchaser shall have received all "blue sky" permits and authorizations necessary to issue Common Stock pursuant to this Agreement and the Merger Agreement.

(d) The shares of Common Stock of Purchaser received by Seller on account of the Purchase Price shall be approved for quotation on the over the counter bulletin board.

7.2 Conditions to the Obligations of Purchaser under this Agreement. The obligations of Purchaser under this Agreement are further subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any one or more of which may be waived by Purchaser:

(a) Each of the obligations and covenants of Seller required to be performed or complied with at or prior to the Closing Date pursuant to the terms of this Agreement will have been duly performed and complied with in all material respects.

(b) The representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of this Agreement, and will be true and correct in all material respects as of the Closing as though made at and as of the Closing, except as to any representation or warranty that specifically relates to an earlier date.

8. MUTUAL CONDITIONS. The obligations of Purchaser and Seller under this Agreement with respect to the Assets are further subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be mutually waived by the parties:

(a) Seller shall have obtained an executed Acknowledgment and Consent in the form of Exhibit 8 with respect to the Lease and Access Agreements from each Property Owner.

(b) The Merger between Purchaser and COCO shall have become effective in accordance with its terms concurrently with the Closing under this Agreement.

9.    INDEMNIFICATION.
      ---------------

9.1 Indemnification. Each party hereto will defend, indemnify and hold harmless the other party and any person claiming by or through them or any of their successors and assigns (each an "Indemnitee") from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including, without limitation, court costs, reasonable fees and disbursements of counsel with or without suit and on appeal) (collectively, "Losses") incurred by the Indemnitee in connection with:

(a) any breach of (a) any of the representations and warranties of the indemnifying party or (b) any covenant or agreement made by the indemnifying party in this Agreement;

(b) with respect to a Seller Indemnitee, obligations specifically assumed by Purchaser with respect to any Asset and which arise after the Closing Date;

(c) with respect to a Purchaser Indemnitee, any alleged or asserted debt, obligation, liability or commitment of Seller not expressly assumed by Purchaser hereunder; and

(d)               any  action,   suit,   proceeding,   compromise,   settlement,
                  assessment or judgment arising out of or incident to any of the matters indemnified against in this Section 9.

9.2   Limitations and Procedures.

(a) The indemnification rights and obligations set forth in this Section 9 shall survive the Closing Date and shall expire on the later of (i) one year after the Closing or (ii) the satisfaction of the obligation in
     Section 2.2; provided, however, that with respect to claims notified in good faith to the indemnifying party prior to the expiration of the indemnity rights, the parties' obligations with respect to its indemnity rights and obligations shall continue in effect until payment or other resolution of such claims.

(b)  The parties hereto shall not have any liability,  whether  pursuant to this
     Section 9 or otherwise, for breach of any covenant or warranty, for misrepresentation, or otherwise, unless any individual claim exceeds $50,000 or the aggregate amount of all claims for which such party would, but for this Section 9, be liable, exceeds $200,000 on a cumulative basis. If a party's aggregate liability for such claims exceeds the applicable minimum amount individually or on a cumulative basis, then such party shall be liable for only such claims, or portions thereof which exceed the minimum.

(c) In no event shall the aggregate liability of either party for indemnity to the other party hereto pursuant to this Section 9, or otherwise, exceed $1 million.

(d) All claims for indemnity shall be net of any tax deductions or other tax benefits derived from the state of facts giving rise to the indemnity claim and net of any applicable insurance proceeds.

(e) The Seller shall have the right to satisfy any indemnity claim asserted against it in either cash or Common Stock of Purchaser, valued at its fair market value. For purposes of determining the fair market value of Purchaser Common Stock under this Section the following shall apply: (i) for purposes of any claim for indemnity asserted against the Seller within six months from the Closing Date, the fair market value shall be deemed to be $3.00 per share; (ii) in all other cases, the fair market value shall be deemed to be (x) if Purchaser's Common Stock is publicly traded at the time an indemnity claim is asserted by Purchaser, the average daily closing trading price for the thirty day period preceding the date the indemnity claim is asserted or (y) in all other cases, the amount agreed to in writing by Purchaser and Seller, or if they are unable to so agree, the fair market value determined by PriceWaterhouseCoopers LLP, or such other accounting firm as may be mutually agreed by Purchaser and Seller (the "Appraiser"). Any party may retain the Appraiser to determine fair market value if the parties have been unable to agree after meeting and conferring in good faith. The parties shall cooperate in providing financial information to the Appraiser for purposes of determining fair market value. Purchaser and Seller shall split the cost of the Appraiser.

9.3 Indemnification and Covenant Not to Sue. Notwithstanding Section 9.1 and 9.2 above, the parties hereto covenant and agree that the sole shareholder of Purchaser existing immediately prior to Closing shall not be liable for any liabilities attributed to Purchaser, whether arising under this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and the parties hereto further agree not to seek, demand, request or sue such shareholder in respect of any Losses caused by or attributed to Purchaser.

10.  TERMINATION.   Anything  herein  to  the  contrary  notwithstanding,   this
     Agreement may be terminated at any time before the Closing, as follows, and in no other manner:

(a)   By mutual written consent of  the parties.

(b) Purchaser may, without liability to Seller, terminate this Agreement by notice to Seller at any time prior to the Closing if material default shall be made by Seller in the observance or in the due and timely performance of any of the terms hereof to be performed by Seller that cannot be cured at or prior to the Closing.

(c) Seller may, without liability to Purchaser, terminate this Agreement by notice to Purchaser at any time prior to the Closing if material default shall be made by Purchaser in the observance or in the due and timely performance of any of the terms hereof to be performed by Purchaser that cannot be cured at or prior to the Closing.

(d) By either Seller or Purchaser if the Closing shall not have occurred by December 31, 2000 (which date may be extended by mutual written agreement of the parties) unless such failure is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such party at or before the Closing Date.

11.   GENERAL.
      -------

11.1 Survival of Representations and Warranties. The representations, warranties, covenants, indemnities and agreements stated in this Agreement, the Exhibits or Schedules, any other written representation and in any ancillary document with respect to any Asset will survive Closing for a period of one year following the Closing Date. Notwithstanding the foregoing, Purchaser's obligations in Section 2.2 shall survive Closing until the obligation is satisfied.

11.2 Severability. Any provisions of this Agreement which are invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provision hereof.

11.3 Further Assurances. Each party to this Agreement will take all actions, subject to the terms and conditions of this Agreement, that are necessary or desirable to carry out the purposes of this Agreement, including actions after Closing.

11.4 All notices, requests, demands or other communications hereunder must be in writing and must be given by delivery in person, by registered or certified mail (postage prepaid and return receipt requested) to the respective parties as follows:

(a)   If to Seller, to:


                  Huntington Telecommunications Partners, L.P.

                  40 Vienna
                  Newport Beach, CA 92660
                  Attn: David Hewitt

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  300 South Grand Avenue
                  Los Angeles, California 90071
                  Attn: Richard J. Maire, Jr.

(b)   If to Purchaser, to:

                  Third Enterprise Service Group, Inc.
                  2503 W. Gardner Ct.
                  Tampa, Florida 33611

(c)   If to COCO, to:

                  Competitive Companies, Inc.
                  3751 Merced Drive, Suite A
                  Riverside, CA 92503
                  Attn: Larry Halstead

Or such other address as is furnished in writing by any party to the other party in accordance herewith, except that notices of change of address is only effective upon receipt.

11.5 Parties in Interest; Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by a party without the prior written consent of the others, which shall not be unreasonably withheld.

11.6 Entire Agreement; Amendment. This Agreement (including the Exhibits and Disclosure Schedules hereto) and the Merger Agreement constitute the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and may not be amended, modified or terminated unless in a written instrument executed by the party or parties sought to be bound.

11.7 Venue. Any dispute arising from this Agreement shall be brought solely within the courts of Riverside County, state of California, unless the federal jurisdiction applies, in which case such dispute shall be brought within the federal courts of California.

11.8 Attorneys' Fees. If any legal action or other proceeding is brought to enforce the terms of this Agreement (whether or not suit is brought and including any appeal) the prevailing party or parties will be entitled to reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding.

11.9 Governing Law. This Agreement, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the state of California.

11.10 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, all of which will be considered one and the same agreement, and each of which will be deemed an original.

In witness whereof, the parties hereto have executed this Agreement as of the day and year first written above.

SELLER:        Huntington Telecommunications Partners, LP,

               By:___KBL Investment Co. General Partner________________ By:___Huntington Partners, Inc. its General Partner_____ By:___/s/David C. Hewitt________________________________
               Name & Title:____David C. Hewitt  President_____________






PURCHASER:     Third Enterprise Service Group, Inc.

               By:____/s/ Michael T. Williams__________________________

               Name & Title:__Michael T. Williams  President___________



COCO:

               By:__/s/ Larry Halstead, _______________________________

               Name & Title:__Larry Halstead, CFO______________________

                             Seller's Disclosure Schedule

NONE

                      Purchasers and COCO's Disclosure Schedule

           5.10(a)  Arbitrated agreement re: Meadows of Trussville System

Letter from Attorney Mitchell I. Roth

Exhibits:
--------

Exhibit 3.2(a) Bill of Sale

Exhibit 3.2(b) Leases, Easements and Licenses to Use Real Property
Exhibit 8      Form of Acknowledgment & Consent

Schedules:
---------

Schedule 2.3            Allocation of Purchase Price
Schedule 4.5   Third Party Acknowledgment & Consent
Schedule 4.7            Leases and Access Agreements
Schedule 5.8            Fully Diluted Capitalization Table

                                    EXHIBIT 3.2(a)

                                     BILL OF SALE

Seller, for good and valuable consideration given pursuant to an Asset Purchase Agreement dated _August 7__, 2000 (the "Purchase Agreement") between Huntington Telecommunications Partners, LP, and Third Enterprise Service Group, Inc. ("Purchaser"), the receipt and sufficiency of which consideration is hereby acknowledged, does hereby sell, assign, transfer and set over to Purchaser, in accordance with the Purchase Agreement, all of Seller's right, title and interest in and to the Systems (as defined in the Purchase Agreement) and related equipment installed at the apartment complexes described on Schedule 4.7 attached hereto.

Date:    __August 7_______, 2000

SELLER:        Huntington Telecommunications Partners, LP

               By:_KBL Investment Co., General Partner_______ By:_Huntington Partners, Inc., General Partner By:_/s/ David C. Hewitt_______________________
               Name & Title:__David C. Hewitt________________

                                    EXHIBIT 3.2(b)

                 LEASES, EASEMENTS AND LICENSES TO USE REAL PROPERTY

                                    EXHIBIT 8

                          FORM OF ACKNOWLEDGMENT AND CONSENT

This Acknowledgment and Consent is executed by___________________________ ("Owner"), who is the Owner of the multi-family residential complex known as _______________________________________________ (the "Property"), located at
_______________________________________________,  the legal description of which is attached hereto as Exhibit A.

Huntington Telecommunications Partners, LP, a California limited partnership ("Operator"), is the provider of television and/or telephone service to the Property under a Lease and Access Agreement dated ____________________ (the "Agreement").

Third Enterprise Service Group, Inc., a Florida corporation ("TESGI") is the parent company of CCI Residential Services, Inc., a California corporation ("CCIRS"). CCIRS has been providing operations and management services to the Property for the Operator through Competitive Communications, Inc. ("CCI") since service commencement. On ________________, 2000, Operator and TESGI signed an agreement for TESGI to acquire the Operator's interest in the Agreement and all assets of Operator which are part of or related to the _______________________ system(s) on the Property, including all Operator's wiring, electronics devices, hardware and other equipment.

In consideration of the acquisition, Operator has received an equity interest in TESGI.

Owner represents and warrants that as of the date hereof (a) the Agreement is in full force and effect and there are no amendments, modifications or supplements thereto, either oral or written; (b) Owner has not assigned, transferred or hypothecated the Agreement or any interest therein, except as described herein; and (c) to the knowledge of Owner, no default or event exists with respect to the Agreement that, with notice or the passage of time or both, would result in the termination of the Agreement. Owner irrevocably consents to the assignment by Operator of its right, title and interest in the Agreement to TESGI and CCIRS.

Date: ___________________________

PROPERTY OWNER:

---------------------------------------

By:____________________________________

Name & Title:___________________________

                                     SCHEDULE 2.3

                             ALLOCATION OF PURCHASE PRICE

                                     SCHEDULE 4.5

                         THIRD PARTY ACKNOWLEDGMENT & CONSENT


NONE

                                     SCHEDULE 4.7

                           LEASE AND ACCESS AGREEMENTS

                                        Attached                      Attached
    Property         Number          Lease & Access       Agreement    Assets
      Name          Of Units         Agreement Name         Date       Exhibit
      ----          --------         --------------         ----       -------

Durham Greens          316       Telephone and           11/20/1993       A
                                 Television Lease and

                                Access Agreement

Almaden Gardens        298       Telephone and           11/20/1993       B
                                 Television Lease and

                                Access Agreement

Clarendon Hills        285       Telecommunications      11/7/1994        C
                               Service and License

                                    Agreement

Rollingwood            272       Telecommunications      9/29/1998        D
Commons                          Service and License
                                 Agreement & Amendment

                                     SCHEDULE 5.8

                          FULLY DILUTED CAPITALIZATION TABLE